Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-198830 on Form S-8 of Eldorado Resorts, Inc. of our report dated October 20, 2015, relating to the financial statements of Circus Circus Hotel and Casino-Reno as of and for the year ended December 31, 2014, appearing in this Current Report on Form 8-K/A of Eldorado Resorts, Inc. dated January 14, 2016.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

January 14, 2016